Exhibit 5.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

April 6, 2022

Citizens Financial Group, Inc.,

One Citizens Plaza,

Providence, Rhode Island 02903.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 1,575,059 shares (the “Securities”) of common stock, par value $0.01 per share, of Citizens Financial Group, Inc., a Delaware corporation (the “Company”), issuable upon exercise and settlement, as applicable, of equity awards previously granted under the Investors Bancorp, Inc. 2006 Equity Incentive Plan (the “2006 Investors Legacy Plan”) and the Investors Bancorp, Inc. 2015 Equity Incentive Plan (the “2015 Investors Legacy Plan” and, together with the 2006 Investors Legacy Plan, the “Investors Legacy Plans”), which convert into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of July 28, 2021, by and between the Company and Investors Bancorp, Inc., a Delaware corporation (the “Merger Agreement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the registration statement on Form S-8 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the Investors Legacy Plans so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement and the Investors Legacy Plans, the Securities will be validly issued, fully paid and nonassessable.

Citizens Financial Group, Inc.	-2-

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP